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Exhibit 11.1

                         ACE LIMITED AND SUBSIDIARIES
                   COMPUTATION OF EARNINGS (LOSS) PER SHARE

                                                                           Year Ended September 30,
                                                       --------------------------------------------------------------
                                                    1996            1995            1994            1993            1992
                                                 -----------     -----------     -----------     -----------     -----------
                                                       (In thousands of U.S. dollars except share and per share data)

Earnings (loss) per share Primary

Weighted average Ordinary Shares outstanding      49,275,027      46,859,168      48,202,545      40,619,319      31,428,349

Average stock options outstanding (net of
repurchased shares under the treasury stock
method)                                              538,601         199,838              --          21,944       4,812,385
                                                 -----------     -----------     -----------     -----------     -----------
Weighted average ordinary shares and
ordinary share equivalents outstanding            49,813,628      47,059,006      48,202,546      40,641,263      36,240,734
                                                 ===========     ===========     ===========     ===========     ===========
Net income (loss)

Actual net income (loss)                         $   289,733     $   237,566     $   (45,678)    $   223,547     $    10,450
                                                 -----------     -----------     -----------     -----------     -----------
Adjusted net income (loss)                       $   289,733     $   237,566     $   (45,678)    $   223,547     $    10,450
                                                 ===========     ===========     ===========     ===========     ===========
Earnings (loss) per share                        $      5.82     $      5.05     $     (0.95)    $      5.50     $      0.29
                                                 ===========     ===========     ===========     ===========     ===========
Earnings (loss) per share Assuming
full dilution

Weighted average ordinary shares outstanding      49,275,027      46,859,168      48,202,545      40,619,319      31,428,349

Average stock options outstanding (net of
repurchased shares under the treasury stock
method)                                              717,156         199,838              --         414,744       5,172,785
                                                 -----------     -----------     -----------     -----------     -----------
Weighted average ordinary shares and
ordinary share equivalents outstanding            49,992,183      47,059,006      48,202,545      41,034,063      36,601,134
                                                 ===========     ===========     ===========     ===========     ===========

Net income (loss)

Actual net income (loss)                         $   289,733     $   237,566     $   (45,678)    $   223,547     $    10,450
                                                 -----------     -----------     -----------     -----------     -----------
Adjusted net income (loss)                       $   289,733     $   237,566     $   (45,678)    $   223,547     $    10,450
                                                 ===========     ===========     ===========     ===========     ===========
Earnings (loss) per share                        $      5.79     $      5.05     $     (0.95)    $      5.45     $      0.29
                                                 ===========     ===========     ===========     ===========     ===========

     The number of shares for all periods presented have been adjusted to reflect the eight-for-one stock split effective January 14, 1993.

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     (1) The inclusion of stock options in the loss per share calculations would be antidilutive.